                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                         CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                            [CREDIT ACCEPTANCE LOGO]

                         CREDIT ACCEPTANCE CORPORATION
                          25505 WEST TWELVE MILE ROAD
                                   SUITE 3000
                        SOUTHFIELD, MICHIGAN 48034-8339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 15, 2003

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 1500 Town Center Drive, Southfield, Michigan 48075, on Thursday, May 15, 2003, at 9:00 a.m., local time, for the following purposes.

          1. To elect six directors to serve until the 2004 Annual Meeting of Shareholders;

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record on March 27, 2003 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

                                          By Order of the Board of Directors,

                                          Charles A. Pearce
                                          Corporate Secretary

Southfield, Michigan
April 11, 2003

                            [CREDIT ACCEPTANCE LOGO]

                         CREDIT ACCEPTANCE CORPORATION

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2003

                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 15, 2003, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 11, 2003.

     Only shareholders of record at the close of business on March 27, 2003 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each holder of the 42,336,615 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors named in this Proxy Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

     The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 28, 2003 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on February 28, 2003 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

                                                            NUMBER
                                                          OF SHARES            PERCENT OF
                                                      BENEFICIALLY OWNED   OUTSTANDING SHARES
                                                      ------------------   ------------------
Donald A. Foss......................................      24,032,981(a)           56.8%
Brett A. Roberts....................................         489,000(b)            1.1%
Michael W. Knoblauch................................         302,600(c)              *
Keith P. McCluskey..................................          83,966(d)              *
David S. Simmet.....................................         141,175(e)              *
Harry E. Craig......................................          10,000(f)              *
Sam M. LaFata.......................................           9,000(g)              *
Daniel P. Leff......................................              --                 *
Thomas N. Tryforos..................................       4,299,000(h)           10.2%
All Directors and Executive Officers as a Group (12
  persons)..........................................      29,451,889(i)           69.5%
Thomas W. Smith.....................................       4,867,000(h)           11.5%
Scott J. Vassalluzzo................................       3,963,000(h)            9.4%
Dimensional Fund Advisors, Inc......................       2,611,400(j)            6.2%

---------------

* Less than 1%.

(a) Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss is the record owner of 11,968,587 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001. In addition, Mr. Foss has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has a 20% interest. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 425,000 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(c) Includes 300,000 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(d) Includes 800 shares that an automobile dealership, owned by Mr. McCluskey, has the right to acquire upon exercise of dealer stock options. Mr. McCluskey has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has an 80% interest.

(e) Includes 140,000 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Craig Living Trust as to which Mr. Craig is the trustee.

(g) Shares are held by the Sam M. LaFata Revocable Living Trust as to which Mr. LaFata is the trustee.

(h) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Mr. Thomas W. Smith, Mr. Thomas N. Tryforos, and Mr. Scott J. Vassalluzzo which reflect their beneficial ownership of shares of Common Stock as of December 31, 2002. Mr. Smith, Mr. Tryforos and Mr. Vassalluzzo reported that they have shared voting and dispositive power over 3,899,500 shares. Mr. Smith and Mr. Tryforos reported that they have shared voting and dispositive power over an additional 177,000 shares. Mr. Smith reported that he may be deemed to have sole voting power and dispositive power over 790,500 shares, Mr. Tryforos reported that he has sole voting and dispositive power over 222,500 shares, and Mr. Vassalluzzo reported that he has sole voting and dispositive power over 63,500 shares. Mr. Smith's, Mr. Tryforos', and Mr. Vassalluzzo's business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(i) Includes a total of 1,031,133 shares which such persons have the right to acquire upon exercise of employee stock options.

(j) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. which reflects its beneficial ownership of shares of Common Stock as of December 31, 2002. Dimensional Fund Advisors' business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                       MATTERS TO COME BEFORE THE MEETING

(1) ELECTION OF DIRECTORS

DESCRIPTION OF NOMINEES

     Six directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

     The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast.

     DONALD A. FOSS; AGE 58; CHAIRMAN OF THE BOARD

     Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating an affiliated company engaged in the sale of used vehicles. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

     HARRY E. CRAIG; AGE 75; INDEPENDENT PERSONNEL CONSULTANT

     Mr. Craig has been a self-employed consultant providing management training services since 1986. Mr. Craig served in various managerial and other capacities with Ford Motor Company for 30 years, most recently as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation. Mr. Craig became a director of the Company in June 1992.

     SAM M. LAFATA; AGE 69; VICE PRESIDENT -- SPECIAL BUSINESS DEVELOPMENT OF MANHEIM AUTO AUCTIONS

     Mr. LaFata was General Manager of Manheim Metro Detroit Auto Auction from February 1991 until January 1999, when he was named Vice President -- Special Business Development. Mr. LaFata has more than 30 years of experience in the automotive sales industry. Mr. LaFata became a director of the Company in June 1992.

     DANIEL P. LEFF; AGE 43; CHIEF OPERATING OFFICER, INVENSYS ENERGY MANAGEMENT

     Mr. Leff was President and Chief Executive Officer of FMES, Incorporated, a company he founded in 1993. In 1997, FMES, Incorporated was sold to Enron Corporation. From 1997 to February 2001, Mr. Leff was employed in various management capacities by Enron Energy Services, a division of Enron Corporation, including Vice President, Managing Director, and President, Global Services. From February 2001 to December 2001, Mr. Leff was Chief Operating Officer of Enron Energy Services. In December 2001, he was appointed as Chairman and Chief Executive Officer of Enron Energy Services. In December 2001, Enron

Corporation and certain of its subsidiaries, including Enron Energy Services, filed for Chapter 11 protection under federal bankruptcy laws. In May 2002, he became Chief Operating Officer of Invensys Energy Management, a division of Invensys plc. Mr. Leff became a director of the Company in June 2001.

     BRETT A. ROBERTS; AGE 36; CHIEF EXECUTIVE OFFICER

     Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and to his present position in January 2002. Mr. Roberts became a director of the Company in March 2002.

     THOMAS N. TRYFOROS; AGE 43; GENERAL PARTNER OF PRESCOTT INVESTORS, INC.

     Since May 1991, Mr. Tryforos has been employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

OTHER EXECUTIVE OFFICERS

     MICHAEL W. KNOBLAUCH; AGE 39; CHIEF OPERATING OFFICER

     Mr. Knoblauch joined the Company in 1992. He served as the Company's collection manager from May 1994 to August 1995. He was named Vice
President -- Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, and to his present position in January 2002.

     KEITH P. MCCLUSKEY; AGE 43; PRESIDENT

     Mr. McCluskey joined the Company in May 1999 as President of its AutoNet Finance Company.Com. He was named Chief Marketing Officer in February 2001 while remaining President of AutoNet Finance Company.Com and to his present position in January 2002. Since June 1983, Mr. McCluskey has owned and operated companies engaged in the sale and lease of new and used vehicles.

     DOUGLAS W. BUSK; AGE 42; TREASURER AND CHIEF FINANCIAL OFFICER

     Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named Chief Financial Officer in January 2000. Mr Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of the Company's Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001.

     CHARLES A. PEARCE; AGE 38; VICE PRESIDENT -- GENERAL COUNSEL AND CORPORATE SECRETARY

     Mr. Pearce joined the Company in January 1996 as general counsel. He was named Vice President -- General Counsel in January 1997 and to his present position in June 1999.

     DAVID S. SIMMET; AGE 38; CHIEF INFORMATION OFFICER

     Mr. Simmet joined the Company in August 1992 as Manager of Information Systems. He was named Director of Information Systems in April 1995. He was named Vice President -- Information Systems in October 1997 and to his present position in February 2001.

     STEVEN M. JONES; AGE 39; MANAGING DIRECTOR CREDIT ACCEPTANCE CORPORATION UK LIMITED

     Mr. Jones joined the Company in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named to his present position, in which he is responsible for the operations of the Company's UK business segment.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 2002. Standing committees of the Board include the Executive Compensation Committee and the Audit Committee. The members of the committees during 2002 were Messrs. Craig, LaFata, Leff and Tryforos. The Company does not have a standing nominating committee.

     The Executive Compensation Committee's principal responsibilities include:
(a) reviewing on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of executive officers, and (c) reviewing and administering all benefit plans pursuant to which Company securities (including stock options) are granted to the Company's executive officers or directors. The Executive Compensation Committee held two meetings during 2002.

     The Audit Committee's principal responsibilities include: (a) recommending the selection of the Company's independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, and (d) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures. The Audit Committee held ten meetings during 2002. The Board of Directors has adopted a written charter for the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards.

     In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board of Directors concurred with such recommendation.

AUDIT COMMITTEE:

     HARRY E. CRAIG    SAM M. LAFATA    DANIEL P. LEFF   THOMAS N. TRYFOROS

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

     The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, and the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 2002) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                -------------------------------------------       LONG TERM
                                                                                COMPENSATION
                                                               OTHER ANNUAL   AWARDS SECURITIES    ALL OTHER
NAME AND                                 SALARY      BONUS     COMPENSATION      UNDERLYING       COMPENSATION
PRINCIPAL POSITION              YEAR      ($)        ($)(A)       ($)(B)       OPTIONS/SARS(#)       ($)(C)
------------------              ----   ----------   --------   ------------   -----------------   ------------
Donald A. Foss................  2002    $475,000    $     --     $    --                 --         $   625
  Chairman of the Board         2001     475,000          --      12,313                 --             625
                                2000     475,000          --      14,865                 --             625
Brett A. Roberts..............  2002    $308,000    $     --     $    --            452,469         $   625
  Chief Executive Officer       2001     305,000     274,300          --                 --             625
                                2000     305,000     190,400          --                 --             930
Michael W. Knoblauch..........  2002    $258,000    $     --     $    --            100,000         $   625
  Chief Operating Officer       2001     255,000     227,200          --                 --             625
                                2000     255,000     190,400          --                 --             970
Keith P. McCluskey............  2002    $253,000    $     --     $    --                 --         $    --
  President                     2001     233,000      36,000          --          1,000,000          46,879
                                2000     200,000          --          --                 --              --
David S. Simmet...............  2002    $211,000    $ 21,200     $    --                 --         $   625
  Chief Information             2001     199,400      70,200          --                 --             625
  Officer                       2000     184,000      49,300          --                 --             625

---------------

(a) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in subsequent years. See "Compensation of Executive Officers -- Report of the Executive Compensation Committee."

(b) The amounts disclosed in this column for Mr. Foss consist of automobile allowances of $9,746 and $11,750 and related tax "gross ups" of $2,567 and $3,115 in 2001 and 2000, respectively.

(c) For Mr. Foss, Mr. Roberts, Mr. Knoblauch and Mr. Simmet, the $625 disclosed in this column for 2002 are comprised of the Company's matching contribution for the 401(k) Profit Sharing Plan.

OPTIONS

     The following table provides information on options granted in 2002 to the Named Executive Officers, which were granted under the Company's 1992 Stock Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                       ------------------------------------------------------------
                                          PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF         TOTAL                                        ASSUMED ANNUAL RATES OF
                         SECURITIES      OPTION/SARS                                    STOCK PRICE APPRECIATION
                         UNDERLYING       GRANTED TO                                       FOR OPTION TERM(B)
                        OPTIONS/SARS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------------
NAME                     GRANTED(#)      FISCAL YEAR      ($/SHARE)         DATE          5%($)          10%($)
----                   ---------------   ------------   --------------   ----------   -------------   -------------
Donald A. Foss........          --             --%          $  --               --     $       --      $       --
Brett A. Roberts......     452,469(a)        52.4            9.25         1/2/2012      2,377,863       6,265,463
Michael W.
  Knoblauch...........     100,000(a)        11.6            9.89        2/11/2012        629,807       1,588,383
Keith P. McCluskey....          --             --              --               --             --              --
David S. Simmet.......          --             --              --               --             --              --

---------------

(a) These options vest based upon the Company attaining specific levels of Economic Profit, or immediately upon a change of control of the Company. Refer to "Economic Profit" under Item 7 in the Company's Annual Report filed on Form 10-K for further information on the calculation of Economic Profit.

(b) Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only, in accordance with SEC rules. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

     The following table provides information with respect to the options exercised during 2002 and the unexercised options held as of December 31, 2002 by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBERS OF
                                                                SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                   SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($) (A)
                                 ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -----------   -----------   -------------   -----------   -------------
Donald A. Foss.................        --       $     --            --              --      $     --       $     --
Brett A. Roberts...............    54,000        588,244       391,666         585,803       178,875        317,000
Michael W. Knoblauch...........        --             --       283,333         216,667       159,000        317,000
Keith P. McCluskey.............        --             --            --       1,000,000            --        705,000
David S. Simmet................        --             --       133,333          16,667        79,500         31,700

---------------

(a) Values are based on the December 31, 2002 average of the high and low price of $6.80 per share on The Nasdaq Stock Market's National Market.

EMPLOYMENT AGREEMENT

     Effective April 19, 2001, the Company entered into an employment agreement with Mr. McCluskey as Chief Marketing Officer, which replaced the prior agreement dated May 29, 1999. Under the terms of this agreement, Mr. McCluskey is to be paid an annual base salary of $250,000 and is entitled to participate in the bonus program and the other fringe benefit programs for salaried employees. In addition, Mr. McCluskey was granted 1,000,000 options with an exercise price of $6.09 under the Company's 1992 Stock Option Plan and was provided a $478,000 loan. Refer to "Indebtedness" section for further information on the terms of this agreement. The term of this employment agreement will continue indefinitely, with a right of termination by either the Company or Mr. McCluskey under any circumstances upon 30 days written notice.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee, comprised of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation for the Chief Executive Officer and other top officers of the Company as well as reviews and gives input into the compensation philosophies and programs for all employees. It is the philosophy of the Committee that the executive compensation program should align the financial interests of the Company's executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. The key elements of the Company's current program include a base salary, a bonus based on the Company's financial performance and on that executive's performance, and equity participation through stock options. The Executive Compensation Committee delegates compensation decisions for other executive officers to their direct superiors.

     BASE SALARY. The Committee, based on a variety of factors, including individual performance, competitive practices and industry norms, has reviewed the Company's compensation policy and has set the base salaries for the top executive officers consistent with this policy. The Company's policy is to establish base compensation levels for executives that are competitive with other companies representing labor markets where the Company competes for business and employment including consumer finance, finance/banking, or cross-industry sectors. Within these industries, the focus is on companies of comparable size. Factors taken into consideration include the executive's responsibilities, experience level and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management.

     BONUS. Early in 2002, the Executive Compensation Committee approved the basis upon which bonus awards to executive officers would be granted for 2002. The bonus awards for the chief executive officer, chief operating officer and president were calculated pursuant to a formula based upon the annual change in Economic Profit for the Company and any positive Economic Profit generated in that fiscal year by the Company, adjusting for any change in: (a) the number of shares outstanding including stock options, and (b) any change in equity per share as a result of share repurchases. See "Economic Profit" under Item 7 in the Company's Annual Report on Form 10-K for further information on the calculation of Economic Profit. For each year, 50% of the calculated bonus is paid soon after the end of the year and 50% is deferred and paid the following year. The amount deferred is subject to reduction or forfeiture based on the Company's performance in the following year. Generally, for the other executive officers, the formula was based upon whether the Company achieved a defined level of Economic Profit and upon accomplishing defined individual and departmental objectives. The Executive Compensation Committee believes that bonus awards based on Economic Profit properly align the executives' incentives with the Company's performance, because the Company believes that improvements in Economic Profit will create increased shareholder value.

     STOCK OPTIONS. Under the Employee Stock Option Plan, the Committee may grant options to purchase common stock to employees of the Company, including executive officers. Option grants have an exercise price equal to or greater than the fair market value of the common stock on the grant date and become exercisable either over a period of time or if the Company attains specified levels of Economic Profit or earnings per share. It is the Committee's policy that the vesting schedule for option grants be predominantly performance-based, with appropriately aggressive vesting targets. When structured in this way, the Committee believes that the options properly align the interests of management and shareholders by rewarding management only for exceptional business performance. Beginning in 2002, options are issued only after shares have first been repurchased in the open market. In all cases, the option is priced at or above the average price of the repurchased shares. Generally, the Committee considers the making of option grants on an annual basis. The number of options awarded and the related vesting criteria are determined based upon management's recommendation and are generally based upon the position held by an executive, that executive's performance and contributions to the Company over the prior year and the executive's expected future contribution.

     THE CHIEF EXECUTIVE OFFICER'S 2002 COMPENSATION. Mr. Roberts, the Company's Chief Executive Officer, is compensated on a basis similar to that described above. In 2002, Mr. Roberts' base salary was increased from $305,000 to $308,000 to compensate for a reduction in Company paid medical benefits. Early in 2002, the Committee approved the basis upon which bonus awards to Mr. Roberts would be made. The bonus award for Mr. Roberts was based upon: (a) 3.75% of the annual improvement in Economic Profit, plus (b) 1.63% of the amount of any positive Economic Profit generated in the prior year. The formula was adjusted for change in: (a) the number of shares outstanding, including stock options, and (b) any change in shareholders' equity per share as a result of share repurchases. For each year, 50% of the calculated bonus is paid soon after the end of the year and 50% is deferred and paid the following year. The amount deferred is subject to reduction or forfeiture based on performance in the following year. The amount shown in the compensation table above includes the full amount earned for 2002 on the basis of the above calculation, including the deferred portion. In 2002, Mr. Roberts was granted options to purchase an additional 452,469 shares of common stock. The options become exercisable only if the Company attains specific levels of Economic Profit. The number of options granted were given as a result of his appointment to CEO and provides a competitive compensation level when compared with other CEOs in relevant labor markets.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1.0 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The 1992 Stock Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

     The Executive Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year, which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

EXECUTIVE COMPENSATION COMMITTEE:

     HARRY E. CRAIG    SAM M. LAFATA    DANIEL P. LEFF   THOMAS N. TRYFOROS

DIRECTOR COMPENSATION

     For 2002, all outside Board members received $1,500 for each Board meeting attended plus $500 for each Committee meeting attended and were reimbursed for travel related expenses. Non-employee directors are also eligible to participate in the Company's Director Stock Option Plan, which permits the board to grant stock options to these directors at their discretion. No options were granted under this plan in 2002.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 1998 and ending on December 31, 2002 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 100 companies included in the Dow Jones -- Diversified Financial Services Industry Group. The comparison assumes that $100 was invested on December 31, 1997 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------
                       12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
--------------------------------------------------------------------------------------
 Credit Acceptance
   Corporation         $100.00    $ 94.35    $ 47.58    $ 77.42    $114.84    $ 82.34
 Peer Group             100.00     121.57     143.28     176.63     158.66     126.38
 Nasdaq Market Index    100.00     141.04     248.76     156.35     124.64      86.94

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with companies owned by Donald Foss, the Company's majority shareholder and Chairman (the "Foss Companies"), and with certain automotive dealerships owned by Keith McCluskey, the Company's President (the "McCluskey Dealerships").

CONTRACT ASSIGNMENTS

     The Company regularly accepts retail automobile installment contracts (referred to as "Loans") originated by the Foss Companies, which totaled approximately $12.1 million in 2002, or 1.9% of the $625.4 million in Loans originated by the Company in 2002. The total outstanding Loans originated by the Foss Companies represented approximately 1.9% of gross Loans receivable as of December 31, 2002. The Company accepts Loans from the Foss Companies on the same terms as those accepted from unaffiliated dealers.

     The Company also regularly accepts Loans and until January 2002, accepted leases originated by the McCluskey Dealerships, which totaled approximately $5.1 million and $11,000 in 2002, respectively. These originations accounted for 0.8% of the $625.4 million in Loans, and 1.0% of the $1.0 million in leases originated by the Company in 2002. As of December 31, 2002, the total outstanding Loans originated by

McCluskey Dealerships represented approximately 0.6% of the Company's gross Loans receivable and the leases originated by McCluskey Dealerships represented 0.1% of the Company's investment in operating leases. The Company accepts Loans and accepted leases from the McCluskey Dealerships on the same terms as those accepted from unaffiliated dealers.

INDEBTEDNESS

     Pursuant to an employment agreement with Mr. McCluskey dated April 19, 2001, which supersedes his prior employment agreement dated May 29, 1999, the Company loaned the McCluskey Dealerships $850,000. The note is due on April 19, 2011, bears interest at 5.22%, is unsecured, and is personally guaranteed by Mr. McCluskey. As of February 28, 2003, the balance of the note including accrued but unpaid interest was approximately $1,018,000, which was the highest amount outstanding since the beginning of 2002. In addition, pursuant to the employment agreement, the Company loaned Mr. McCluskey approximately $478,000. The note is due on April 19, 2011, bears interest at 5.22%, beginning January 1, 2002, and is unsecured. As of February 28, 2003 the balance of the note including accrued interest was approximately $507,000.

     The Company regularly paid a credit card that was used for both business and personal purposes by the Company's Chairman. The Company was regularly reimbursed for the personal expenditures on the credit card. As a result, the Company carried an account receivable from the Company's Chairman. The largest amount of such indebtedness outstanding during 2002 was $48,000. This practice was discontinued effective April 1, 2002.

OTHER

     In the normal course of business, the Company analyzes the viability of new products and services by first offering them to a small group of dealer-partners, which includes affiliated dealer-partners, prior to offering them to the entire network of dealer-partners. The Company received fees for direct mail lead generation services provided to the Foss Companies and McCluskey Dealerships of $28,000 and $8,000, respectively, for the year ended December 31, 2002. In 2002, the Company received fees totaling $8,200 from McCluskey Dealerships for a test program which offered increased CAPS functionality to dealer-partners. Subsequent to December 31, 2002, McCluskey Dealerships ceased participation in the test program.

                            INDEPENDENT ACCOUNTANTS

GENERAL

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for 2002. The Company engaged Deloitte & Touche LLP as its independent accountants in 1998. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

FEES PAID TO INDEPENDENT ACCOUNTANTS

     The following table provides a summary of the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") in 2002 and 2001:

                                                                 2002         2001
                                                              ----------   ----------
Audit fees(1)...............................................  $  671,000   $  561,000
Audit-related fees(2).......................................      81,000      146,500
                                                              ----------   ----------
  Audit and audit related fees..............................     752,000      707,500
                                                              ----------   ----------
Tax fees....................................................     655,000      779,500
All other fees(3)...........................................      55,000           --
                                                              ----------   ----------
  Total fees................................................  $1,462,000   $1,487,000
                                                              ==========   ==========

---------------

(1) Includes fees for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q.

(2) Includes fees for audit-related services, including fees for subsidiary audits, agreed-upon procedures, and the audit of the Company's employee benefit plan.

(3) Includes fees for an assessment of the Company's information system security.

     The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP, and satisfied itself as to the maintenance of the auditors' independence. As of March 6, 2002, the Audit Committee adopted policies and procedures to pre-approve all non-audit and non-tax compliance services provided by Deloitte & Touche LLP that individually exceed $50,000. In 2002, all such services were pre-approved by the Audit Committee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received since January 1, 2002, and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that two Form 4s required to be filed by Mr. McCluskey reporting a total of 2 transactions, and two Form 4s required to be filed by Mr. Foss reporting a total of 2 transactions, were filed late.

                             OTHER BUSINESS MATTERS

     The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

     Enclosed with the Notice of Annual Meeting and this Proxy Statement is a copy of the Company's Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Proposals by shareholders which are intended to be presented at the 2004 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 12, 2003 in order to be considered for inclusion in the Company's 2004 proxy materials. The Company expects the persons named as proxies for the 2003 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal on or before February 26, 2004.

                                          By Order of the Board of Directors,

                                          Charles A. Pearce
                                          Corporate Secretary

April 11, 2003

CREDIT ACCEPTANCE CORPORATION
C/O CORPORATE TRUST SERVICES
MAIL DROP 10AT66--4129
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OH 45202


                                  NAME APPEARS


                              FOLD AND DETACH HERE

                            ANNUAL MEETING PROXY CARD


A    ELECTION OF DIRECTORS

1.   The Board of Directors recommends a vote FOR the listed nominees.   FOR                   WITHHOLD
                               01--Donald A. Foss                        [ ]                     [ ]
                               02--Harry E. Craig                        [ ]                     [ ]
                               03--Sam M. Lafata                         [ ]                     [ ]
                               04--Daniel P. Leff                        [ ]                     [ ]
                               05--Brett A. Roberts                      [ ]                     [ ]
                               06--Thomas N. Tryforos                    [ ]                     [ ]

B    ATTENDANCE--MARK THIS BOX WITH AN X IF YOU PLAN TO ATTEND THE MEETING          [ ]


                                  NAME APPEARS

                                                                C    AUTHORIZED SIGNATURES--SIGN HERE--THIS
                                                                     SECTION MUST BE COMPLETED FOR YOUR
                                                                     INSTRUCTIONS TO BE EXECUTED.
                                                                SIGNATURE _________________________________
                                                                SIGNATURE _________________________________
                                                                DATE  _____________________________________
                                                                Please sign exactly as name appears on the proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------------------------------
PROXY                  CREDIT ACCEPTANCE CORPORATION
------------------------------------------------------------------------------


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2003



The undersigned hereby constitutes and appoints Donald A. Foss and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 15, 2003 at 9:00 a.m., local time, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those as set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named on the Proxy Statement dated April 11, 2003 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 11, 2003 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)